Exhibit 10.1

SECOND AMENDMENT TO
EMPLOYMENT AGREEMENT

This Second Amendment (the “Amendment”), dated as of March 22, 2013, to the Employment Agreement dated January 1, 2005, as amended on October 6, 2010 (the “Agreement”) is made by and between AmTrust Financial Services, Inc., 59 Maiden Lane, 6th floor, New York, New York, a Delaware corporation (the “Company”) and Barry D. Zyskind (“Executive”).

WHEREAS, the Agreement has been in effect since January 1, 2005;

WHEREAS, pursuant to the Agreement, Executive’s current Employment Term terminates on December 31, 2015;

WHEREAS, the Company, under Executive’s leadership, became a public company in 2006 and has achieved significant growth in premiums, book value, assets, net income, and earnings per share;

WHEREAS, the Company has made several successful acquisitions, which have enabled the Company to successfully enter into new lines of business and to achieve growth in its legacy businesses;

WHEREAS, the Company has achieved excellent loss ratios and expense ratios;

WHEREAS, the Company has added approximately 2,000 employees during the Executive’s Employment Term;

WHEREAS, the Company and Executive wish to amend the Agreement to adjust the Profit Bonus cap from three to four times Executive’s salary; and

WHEREAS, this Amendment reflects changes authorized by the Company’s Compensation Committee of the Board of Directors at its meeting in March 2013.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and Executive agree to amend the Agreement as follows:

1.	Section 4, Bonuses, is amended by deleting (a) and inserting in lieu thereof the following:

(a)Annual Profit Bonus. Provided that the pre-tax profit of Company equals or exceeds the threshold profit for the subject Fiscal Year set forth herein, Company shall pay Executive an amount equal to two percent (2%) of the Company’s pre-tax profit for each Fiscal Year or portion thereof (including, for avoidance of doubt, the full 2013 Fiscal Year) during the Employment Term, subject to a maximum amount equal to four times Executive’s Salary as of the end of the Fiscal Year. For purposes of computing the Profit Bonus, profit means Company’s revenues less expenses determined in accordance with generally accepted accounting principles on a consistent basis. The Annual Profit Bonus for each Fiscal Year shall be paid on or before March 30 following the Fiscal Year for which such Annual Profit Bonus was earned. The threshold profit for each Fiscal Year of the Employment Term shall be $75 million.

The threshold profit for Successive Employment Terms shall be determined by the Board or the compensation committee thereof, provided that the threshold profit for any Fiscal Year may not be increased by more than 10% from the threshold profit for the prior Fiscal Year without the express written consent of Executive.

The Profit Bonus to which the Executive may be entitled under this Section 4 shall be made and subject to the terms of the Amended and Restated AmTrust Financial Services, Inc. 2007 Executive Performance Plan.

2.	In all other respects, the Agreement shall remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the dates set forth below:

AMTRUST FINANCIAL SERVICES, INC.

By: /s/ Stephen Ungar                        Date: March 22, 2013
Name: Stephen Ungar
Title: Secretary and General Counsel

EXECUTIVE

/s/ Barry D. Zyskind                        Date: March 22, 2013
Name: Barry D. Zyskind

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